UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

RELIV INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19932	37-1172197
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

136 Chesterfield Industrial Boulevard, Chesterfield, MO	63005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code               (636) 537-9715

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.03 – Creation of a Direct Financial Obligation

On February 28, 2014, Registrant and three of its wholly-owned subsidiaries, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. entered into a Credit Agreement with BMO Harris Bank N.A. (the “Bank”) pursuant to which the Bank agreed to provide certain credit facilities to Registrant, including a Term Loan in the principal amount of $3,481,961 and a revolving credit facility in the amount of $5,000,000. The proceeds of the Term Loan were used to pay and re-finance existing notes of Registrant to the Bank in the amount of the Term Loan. The Term Loan and any revolving loans mature on July 1, 2016. The Term Loan is payable in monthly installments of $41,452, the balance payable on the maturity date. The Term Loan and any revolving loans are documented by a form of Term Note and Revolving Note which are made a part of the Credit Agreement.

The Term Loan and any revolving loans are secured by a Mortgage on the real estate and building of the principal offices and plant of Registrant in Chesterfield, Missouri, a General Security Agreement by each of Registrant, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. covering all Accounts, Chattel Paper, Instruments, Documents, General Intangibles, Deposit Accounts, Investment Property, Inventory, Equipment, Fixtures and personal property, and a Patent, Trademark and License Security Agreement by each of Registrant and SL Technology, Inc. granting to the Bank a security interest in all patents, trademarks, intellectual property licenses and other intellectual property rights.

The Credit Agreement includes a series of conditions, representations and warranties, affirmative covenants and negative covenants. The covenants include certain financial covenants requiring Registrant to maintain a designated tangible net worth, and ratio of EBITDA adjusted for certain additional non-cash expenses to Fixed Charges.

Item No. 9.01 – Exhibit

The following exhibit is attached hereto:

Exhibit No.	Exhibit

10.1	Credit Agreement dated February 28, 2014 Among Reliv International, Inc., Reliv, Inc. Reliv World Corporation, and SL Techology, Inc., as Borrowers and BMO Harris Bank N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
(Registrant)

Date: March 6, 2014	By:	/s/Robert L. Montgomery
Robert L. Montgomery
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Credit Agreement dated February 28, 2014 Among Reliv International, Inc., Reliv, Inc. Reliv World Corporation, and SL Techology, Inc., as Borrowers and BMO Harris Bank N.A.

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